Exhibit 10.3

MARKETING AGREEMENT

THIS MARKETING AGREEMENT (the “Agreement”) is made as of the 13th day of November, 2009 (the “Effective Date”), by and between EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation (“Evans”) and WASATCH RESEARCH PARK I, LLC, a Utah limited liability company (“Wasatch”).

RECITALS:

A.           Wasatch is the current lessee under that certain University of Utah Research Park Master Lease Agreement dated 1 April 1988, as amended by that certain First Addendum to Lease Agreement dated 31 December 1990 (the “Ground Lease”), whereby Wasatch has leased certain real property located at 770 Komas Drive and 790 Komas Drive, Salt Lake City, Utah (the “Real Property”).

B.           Pursuant to the terms of the Ground Lease, Wasatch’s predecessor constructed three commercial buildings upon the Real Property, which shall be referred to hereafter as (i) the “770 Komas Drive Building;” (ii) the “790 Komas Drive Building;” and (iii) the “Substation Building.”

C.           Evans currently leases the 770 Komas Drive Building, the 790 Komas Drive Building and the Substation Building from Wasatch pursuant to a commercial lease dated November 13, 2009 (the “Lease”).

D.           Wasatch and Evans have agreed to jointly market and sell the Substation Building, together with all equipment located therein (the “Equipment”) and to allocate the net sales proceeds as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.           Joint Marketing of Substation Building.  Wasatch and Evans hereby agree to jointly market the Substation Building and the Equipment for sale to such third parties as may show interest in the Substation Building and the Equipment.  Such prospective purchasers may be parties known to Wasatch or Evans prior to the date of this Agreement.

2.           Acceptance of Offers.  Wasatch, as the owner of the Substation Building and Equipment, shall have the sole right to accept offers to purchase the Substation Building and Equipment, upon such terms and conditions as Wasatch may deem acceptable; subject, however, to the written consent of Evans, which shall not be unreasonably withheld.  Wasatch further agrees that it shall not close the sale of the Substation Building pursuant to any such offer without having first provided Evans with an advance thirty (30) day written notice of such offer, to provide Evans adequate time to exercise its option to repurchase the Substation Building in advance of any such closing.  Wasatch’s written notice of an acceptable offer (and seeking the consent of Evans) may constitute such thirty (30) day notice.

3.           Marketing Costs. Any costs related to the advertising or marketing of the Substation Building and Equipment (the “Marketing Costs”) shall be approved in writing by Wasatch prior to being incurred.  Wasatch shall pay all Marketing Costs that Wasatch has approved in advance; however, Wasatch shall have no liability for unapproved Marketing Costs, which shall be paid by the party who ordered or incurred the same.

4.           Commission Agreements.  Evans hereby agrees that it is not authorized to enter into a commission agreement with real estate brokers or agents (a “Commission Agreement”), and that any such Commission Agreement, to be valid and enforceable, must be executed by the Manager of Wasatch.  Any commissions payable at the closing of the sale of the Substation Building and Equipment (the “Closing”) pursuant to a Commission Agreement executed by Wasatch shall be paid at Closing, and shall not be included in the Net Sales Proceeds (as defined below).

5.           Net Sales Proceeds.  For purposes of this Agreement, the term, “Net Sales Proceeds” shall be defined as the net cash payable to Wasatch at the closing of the sale of the Substation Building and Equipment, after deducting all closing costs, prorations, Marketing Costs and related expenses attributable to the sale of the Substation Building and Equipment.  The Net Sales Proceeds shall be shown on the Settlement Statement at Closing as the “Cash to Seller.”

6.           Allocation of Net Sales Proceeds.  At Closing, the parties hereby agree to allocate the Net Sales Proceeds as follows:

(a)           Evans has the option to repurchase the Substation Building and Equipment pursuant to the terms of that certain Repurchase Option Agreement of even date herewith (the “Repurchase Option”).  If Evans exercises its option to repurchase the Substation Building and Equipment and closes on such repurchase prior to the Closing, the Net Sales Proceeds shall be calculated and distributed in accordance with the terms set forth in Section 8 of the Repurchase Option.

(b)           If Evans does not exercise its option to repurchase the Substation Building and Equipment and close on such repurchase prior to the Closing, the Net Sales Proceeds shall be calculated and distributed as follows:

(i)           A portion of the Net Sales Proceeds equal to the out-of-pocket costs incurred by Wasatch in the payment of any Marketing Costs (excluding any sales commissions paid at Closing) shall be paid to Wasatch to reimburse Wasatch for such Marketing Costs.

(ii)           Twenty-five percent (25%) of the Net Sales Proceeds (after reimbursement of the Marketing Costs) shall be disbursed to Evans as a marketing fee earned by Evans, regardless of whether Evans was principally responsible for locating the ultimate purchaser of the Substation Building and Equipment.

(iii)           The remaining seventy-five percent (75%) of the remaining Net Sales Proceeds (after reimbursement of the Marketing Costs) shall be retained by Wasatch.

7.           Tax Consequences.  Each of Wasatch and Evans shall be liable for the tax consequences resulting from the allocation of the Net Sales Proceeds as set forth in Section 6, above.

8.           Term of Agreement.  This Agreement shall commence on the date set forth above, and shall terminate upon the earlier of: (a) the date that Evans no longer occupies any of the Buildings located on the Real Property, as a tenant under the New Lease (as defined in the Purchase Agreement); (b) the date that Evans is in default under the New Lease, after any required notice and the expiration of any cure periods provided by the Lease; (c) the date that the New Lease terminates, for any reason; (d) the date that Evans files for bankruptcy protection under any bankruptcy statute; or (e) September 30, 2014.

9.           Indemnification.  Evans hereby agrees to indemnify Wasatch and hold Wasatch harmless from and against any and all damages, claims or liabilities incurred by Wasatch as a result of Evans’ failure to pay any taxes assessed on the Net Sales Proceeds allocated to Evans pursuant to this Agreement, including any and all attorneys fees and costs incurred by Wasatch with respect to any such damages, claims or liabilities.  Wasatch hereby agrees to indemnify Evans and hold Evans harmless from and against any and all damages, claims or liabilities incurred by Evans as a result of Wasatch’s failure to pay any taxes assessed on the Net Sales Proceeds allocated to Wasatch pursuant to this Agreement, including any and all attorneys fees and costs incurred by Evans with respect to any such damages, claims or liabilities.

10.           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors and assigns; provided, that this provision shall not be construed as permitting assignment, substitution, delegation or other transfer of rights or obligations except strictly in accordance with the provisions of the other Sections of this Agreement.

11.           Integration of Other Agreements.  This Agreement supersedes all previous contracts, correspondence and documentation relating to the sale of the Substation Building and Equipment, including such provisions as may be set forth in the Purchase Agreement.  Any oral representations or modifications concerning this Agreement shall be of no force or effect. This provision shall survive the Closing.

12.           Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts, each of which shall be of equal force and effect.

13.           Further Actions.  Wasatch and Evans agree to execute such additional documents and take such further actions as may reasonably be required to carry out each of the provisions and the intent of this Agreement.

14.           Authorized Assignment.  Either party shall have the right to assign its rights and obligations hereunder to a related entity of its choice.

15.           Severability.  Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law; but, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this document.

16.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the conflicts of laws provisions thereof.

17.           Attorney Fees.  In the event either party brings suit to enforce or interpret this Agreement or for damages on account of the breach of a covenant or representation or warranty contained herein, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorney fees and costs incurred in any such action, in addition to other relief to which the prevailing party is entitled.

IN WITNESS WHEREOF, this Agreement is executed by the parties as of the date first set forth above.

EVANS:		WASATCH:

EVANS & SUTHERLAND COMPUTER CORPORATION A Utah Corporation		WASATCH RESEARCH PARK I, LLC A Utah Limited Liability Company

		By	/S/ Dale Christiansen
By	/S/ David H. Bateman		Dale Christiansen, Manager
David H. Bateman, President